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                                                                  Exhibit 10.1

                      SUPPLEMENTAL EMPLOYMENT AGREEMENT


July 19, 2002

Mr. Garrett E. Pierce
3792 Coventry Lane
Boca Raton, Florida  33431

Dear Garrett:

This letter agreement (the "Agreement') sets forth certain compensation terms described below that Orbital Sciences Corporation (the "Company") agrees to provide to you in connection with your employment at the Company. This Agreement is not an employment contract nor does it alter your status as an at-will employee of the Company who may resign or be terminated at any time, with or without cause.

1. Title. This confirms that you currently serve as Executive Vice President, Vice-Chairman and Chief Financial Officer, reporting to the Chief Executive Officer of the Company. At the next regularly scheduled meeting of the Board of Directors, the bylaws of the Company shall be amended to provide for an office of Vice Chairman and you shall be appointed Vice Chairman and Chief Financial Officer, reporting to the Chief Executive Officer.

2. Term. This Agreement commences as of the date written above and shall remain in effect for so long as you are employed as an executive officer of the Company.

3. Termination of Employment. In the event your employment with the Company is terminated by you or the Company, no further benefits will accrue under Sections 4, 5, and 6 of this Agreement except as expressly elsewhere provided, and your Executive Employment Agreement dated August 9, 2000 (the "Executive Employment Agreement") and Change of Control Agreement dated August 9, 2000 (the "Change of Control Agreement"), if applicable, shall govern with respect to any severance benefits you are entitled to receive upon, or subsequent to, such termination, subject to Section 5(c) below.

4. Base Salary. Your current annual base salary is $420,000, paid on a bi-weekly basis at a rate of $16,153.85 per pay period. Effective with the first pay period of January 2003, your annual base salary shall be $450,000.00, paid on a bi-weekly basis at a rate of



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$17,307.70 per pay period. Effective with the first pay period of January
2004, your annual base salary shall be $500,000.00, paid on a bi-weekly basis at a rate of $19,230.77 per pay period. Your base salary shall be reviewed in subsequent years for appropriate salary adjustments consistent with the Company's policy with respect to executive compensation.

5. Annual Incentive Bonus. You shall be eligible to receive an annual cash incentive bonus for each of calendar years 2002, 2003 and 2004, with a target amount for each year equal to 80% of your aggregate base salary for such year. The actual bonus amount (if any) awarded for any year shall be determined and paid in accordance with the Company's then-current management incentive program, shall be approved by the Company's Human Resources and Governance Committee and shall be based on Company and/or individual performance criteria as approved by the Board of Directors (or an authorized Committee thereof) for such year.

6. Special Cash Bonuses. The payment of the special cash bonuses outlined below is subject to the consent of Foothill Capital Corporation ("Foothill"), as agent under the Loan and Security Agreement between the Company and Foothill dated March 1, 2002, and this Section 6 shall not become effective unless and until such consent has been received.

        (a) You shall receive a special cash bonus in the amount of $400,000.00 promptly following the effective date of this Section 6.

        (b) Conditioned upon the closing of a restructuring or refinancing of the Company's convertible notes maturing in October 2002 accomplished outside of Chapter 11 of the U.S. Bankruptcy Code, you shall be entitled to receive a special cash bonus in the amount of $300,000.00 on each of December 31, 2002 and December 31, 2003, provided, however, that you must be employed by the Company on the date that a cash bonus is due under this Section 6 in order to receive it, unless your employment was previously terminated under any of the following circumstances:

                (i) by reason of death or Disability (as defined in your Executive Employment Agreement),

                (ii) by the Company for any reason other than for Cause, as defined in your Executive Employment Agreement,

               (iii) by you for Good Reason, as defined in your Executive Employment Agreement, or




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               (iv) immediately prior to or at any time after a Change in
        Control (as defined in the Change of Control Agreement) (A) by the Company other than for Cause (as defined in the Change of Control Agreement) or (B) by you for Good Reason (as defined in the Change of Control Agreement).

        (c) The special cash bonuses provided for in this Section 6 shall not be taken into account when calculating any payments due under your Executive Employment Agreement or your Change of Control Agreement.

7.      Restricted Stock Grant.

        (a) Upon execution of this Agreement, you shall be awarded 200,000 shares of restricted common stock of the Company pursuant to the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan as then in effect (the "1997 Plan"). Such shares are subject to all terms of the 1997 Plan and of a restricted stock award agreement between you and the Company in the form attached hereto as Exhibit A. Such shares are subject to a restrictive legend to the effect that the shares may not be sold, transferred, assigned, pledged of otherwise encumbered or disposed of until the shares vest, and then only to the extent permitted by applicable federal and state securities laws. The restricted stock award shall vest and become nonforfeitable as follows: (i) 100,000 shares shall vest and become nonforfeitable on December 31, 2002, and
(ii) 100,000 shares shall vest and become nonforfeitable on December 31, 2003. Notwithstanding the foregoing and except as otherwise provided in Section 7(b) below, any unvested shares shall be forfeited by you in the event you terminate your employment with the Company or the Company terminates your employment for Cause, as defined in your Executive Employment Agreement.

        (b) Notwithstanding the foregoing, immediately prior to a Terminating Transaction (as defined in the 1997 Plan) or in the event your employment with the Company is terminated

               (i) by reason of your death or Total Disability, as defined in the 1997 Plan,

                (ii) by the Company for any reason other than for Cause, as defined in your Executive Employment Agreement, or

               (iii) by you for Good Reason, as defined in your Executive Employment Agreement,




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then all restricted shares granted to you pursuant to Section 7(a) shall become immediately vested and nonforfeitable, with no restrictions on transferability other than pursuant to applicable securities laws.

8. Stock Options. As of April 25, 2002, you were granted options to purchase 500,000 shares of Orbital common stock pursuant to the 1997 Plan, at a price per share equal to $5.50 (which is 100% of the fair market value of a share on the date of the grant), subject to the terms and conditions of the 1997 Plan. The option grant shall vest as follows: (i) 100,000 options shall vest on June 30, 2002; (ii) 200,000 options shall vest on June 30, 2003; and
(iii) 200,000 options shall vest on June 30, 2004.

9. Taxes. All payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts relating to federal, state, local or foreign taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation.

10. Legal Expenses. The Company shall reimburse you for up to $50,000 for legal fees actually and reasonably incurred by you in connection with this Agreement, or in negotiating certain alternative employment arrangements, within 15 days after you present to the Company reasonably detailed invoices for such expenses, whether or not you have already made payment for such expenses.

11. Relocation Expenses. The Company shall reimburse you for relocation expenses in accordance with Exhibit A hereto, which replaces in its entirety Exhibit B to the May 11, 2000 offer letter from David Thompson to you.

12.     Successors; Binding Agreement.

        (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

        (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.



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13.     Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed (i) if to the Company, to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn: General Counsel, and (ii) if to you, to the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing that is signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Nothing contained herein shall be held to alter, vary, or affect any of the terms, provisions, or conditions of your Executive Employment Agreement and your Change of Control Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the local laws of the Commonwealth of Virginia (regardless of the laws that might otherwise govern under principles of conflicts of law).

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in Washington, D.C. in accordance with the domestic rules of the American Arbitration Association ("AAA") then in effect. a nd may be consolidated with any arbitration proceeding under Section 10 of your Executive Employment Agreement or Section 10 of your Change of Control Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific







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performance of your right to be paid your base salary until the date of termination of your employment during the pendency of any dispute or controversy arising under or in connection with this Agreement. The party seeking arbitration of a dispute under this section must give specific writtten notice of ay claim to the other party within twelve (12) months of the event giving rise to the dispute; otherwise the claim shall be void and deemed waived, even if there is a federal or state statute of limitations which would give more time to pursue the claim.

If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign both of the enclosed copies, keeping one for your files and returning the other to the Company.

Sincerely,

ORBITAL SCIENCES CORPORATION



By:  David W. Thompson
     Chairman and Chief Executive Officer

Agreed to:



Garrett E. Pierce
Date:  July 19, 2002






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                                                                  A. Exhibit A



                                  RELOCATION



The Executive shall be entitled to reimbursement of or for:

1. Up to $3,000 per month for temporary housing in the Washington, D.C. area until September 30, 2002, plus reasonable expenses for rental furniture and utilities.

2. Disposition of residence - Orbital will reimburse the Executive for the following:

    - Reasonable and customary statutory costs imposed on the Executive as the seller by federal, state or local laws;

    -      Real estate brokerage fees; and

    - Attorney fees, mortgage fees, title search costs and title insurance.

3. Any loss incurred by reason of a sale at leas than fair market value of his residence, or the Company will purchase or arrange to have the residence purchased at such price.

4. Reasonable travel, meals, lodging and related expenses incurred in connection with looking for housing.

5. Interest costs of a bridge loan for up to one (1) year incurred to purchase a new residence if his old residence has not been sold before a new one is purchased.

6. Purchase of a new home - Orbital will reimburse the Executive for the following:

    -    Title insurance or guarantee;

    -    Tax and title search;

    -    Attorney fees;

    -    Settlement fees;

    - Mortgage origination fees charged by a bank or other commercial lender (up to two (2) percent of the amount of the loan); and



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    -    Fees for surveys, pest inspections, radon tests, etc.

7. Movement of personal effects and household goods - Orbital will pay the reasonable costs of transporting household goods and personal effects for the Executive under the following conditions:

- Transportation of goods will be provided from the former residence to the new residence;

-   Up to two cars may be shipped;

-   Orbital will provide for thirty (30) days of storage of household goods;

-   Moving services will include packing and unpacking of all goods;

- Household goods will be insured for full value while in transit or for the Company-provided storage period. Additional insurance coverage is the responsibility of the Executive. Orbital is not liable for loss of or damage to items of extraordinary value (including, but not limited to, artwork, collections, etc.), irreplaceable items or items of sentimental value; and

- Orbital will secure estimates for moving services and will contract with the selected vendor. Every effort will be made to accommodate the Executive's preferences for arrangements, including desired pack, load and delivery dates. Any deviation from the written authorization provided by Orbital to the vendor must be pre-approved by the appropriate Orbital Human Resources representative - payment for unauthorized services or changes will be the responsibility of the Executive.

8. Costs of transportation from the current residence to the new work location for the Executive and his immediate family.

The Executive shall also receive a lump sum miscellaneous expense allowance of $25,000 to cover those expenses not covered elsewhere (e.g., redecorating, new wills, tax assistance).

All taxable payments or reimbursements that do not have a corresponding deduction will be tax effected, i.e., the Company will pay an allowance to offset the estimated tax liability, including the tax liability on the allowance itself.





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